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                                                                    Exhibit 5.1




                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                January 10, 2002


Wire One Technologies, Inc.
225 Long Avenue
Hillside, New Jersey 07205


Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-3 filed by Wire One Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on September 14, 2001 (Registration No. 333-69430)(the "Registration Statement"), in connection with the offer and sale of 3,526,650 shares of the Company's common stock, par value $.0001 per share (the "Shares"), and warrants to purchase up to 864,375 shares of common stock (the "Warrants", and together with the Shares, the "Securities"), as described in a Prospectus dated September 21, 2001 and a Prospectus Supplement dated January 10, 2002 (together, the "Final Prospectus").

                  All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Registration Statement.

                  As counsel to the Company, we have examined an original or copy of the Warrants and the proceedings taken by the Company in connection with the issuance and sale by the Company of the Securities. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by entities other than the Company, we have assumed that each other entity has the power and authority (or, in the case of individuals, the capacity) to execute and deliver, and to perform and observe the provisions of such documents, and the due authorization by each such entity of all requisite action and the due execution and delivery of such documents by each such entity, and that such documents constitute the legal, valid and binding obligations of such party. In addition, we have assumed that the current Board of Directors has been validly elected. We have also assumed that the Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

                  In connection with this opinion, we have examined originals or copies of the certificate of incorporation and the bylaws, each as amended to date, of the Company. In addition, we have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.


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Wire One Technologies, Inc.
January 10, 2002

                  The opinions hereinafter expressed are subject to the following qualifications and exceptions:

                  (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

                  (ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of agreements relating to the Warrants, and the effect of judicial decisions that have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under a provision of any agreement relating to the Warrants is not material;

                  (iii) the effect of judicial decisions that may permit the introduction of extrinsic evidence to supplement the terms of the Warrants or to aid in the interpretation of the Warrants;

                  (iv) the enforceability of provisions of the Warrants that purport to establish evidentiary standards or make determinations conclusive or powers absolute;

                  (v) we express no opinion as to the enforceability of any choice of law provisions contained in the Warrants; and

                  (vi) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  (a) The Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and sold in accordance with the terms approved by the Board of Directors at a special meeting held on December 26, 2001, will be validly issued, fully paid and non-assessable.

                  (b) The Warrants have been duly authorized and, when executed by the Company and issued, sold and delivered in the manner and for the consideration stated in the Final Prospectus, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.


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Wire One Technologies, Inc.
January 10, 2002

                  We express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware, as appropriate, and the federal laws of the United States of America, as in effect on the date hereof.

                  We consent to the use of this opinion as an exhibit to the Form 8-K with which it is being filed and further consent to all references to us in the Registration Statement, the Final Prospectus constituting a part thereof and any amendments or supplements thereto.

                                        Very truly yours,

                                        /s/ Morrison & Foerster LLP